EXHIBIT 10.7

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2023

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee of the Board of Directors of Peoples Bancorp Inc. ("Peoples") believes the combination of cash and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision-making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. From January 1, 2023, through December 31, 2023, an annual retainer of $92,500 was paid in quarterly installments to each director, other than Mr. Sulerzyski. The annual retainer was paid 50% in cash and 50% in the form of the number of common shares with an equivalent fair market value at the time of payment.
In 2023, the chairs of the Compensation, Governance and Nominating, and Risk Committees each received an additional annual retainer of $7,500 paid in quarterly installments. In 2023, the chair of the Audit Committee received an additional retainer at an annual rate of $12,500 paid in quarterly installments. Each of these annual retainers was paid 100% in cash.
The chair of the Audit Committee also received a one-time special cash retainer of $12,500 in recognition of exemplary service in 2022, which was paid in the first quarter of 2023.
In 2023, the Chairman of the Board of Peoples received an additional retainer at an annual rate of $50,000 paid in quarterly installments. The additional annual retainer was paid 100% in cash.
All directors of Peoples are also directors of Peoples Bank. The aforementioned compensation was for service as directors of both companies.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day or consecutive days. Directors who travel a distance of 500 miles or more (round trip) to attend a Board of Directors or Board committee meeting are reimbursed for the actual cost of reasonable travel expenses including coach class airfare, car rental, and other usual and customary travel expense in lieu of the $150 fee. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board of Directors and Board committee meetings are typically held.
The Board has not made any changes to the director compensation arrangements discussed above for the 2024 fiscal year.
Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2023 and will receive none in those capacities in 2024.